Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3D) No. 333-159939, and in the prospectus thereto, of our report dated March 31, 2011, with respect to the financial statements of United Development Funding III, L.P., included in this Annual Report on Form 10-K as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008.

/s/Whitley Penn LLP
Dallas, Texas
March 31, 2011